Exhibit 16.1

10 November 2010

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549

Re: Smart Kids Group, Inc.
Commission File No. 333-153294

Dear Sir/Madam:

We have read the statements set forth by Smart Kids Group, Inc. (“the “Company”) in Item 4.01(a) regarding the resignation of Conner & Associates, PC effective on 09 November 2010, as the Company’s independent registered public accounting firm. These statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC
NEWTOWN, PENNSYLVANIA
10 November 2010